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                                                                Exhibit 28(d)(2)

                        SUB-ADVISORY CONSULTING AGREEMENT

     This Sub-Advisory Consulting Agreement ("Agreement") executed as of July 30, 2010, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and SSgA Funds Management, Inc., a Massachusetts corporation ("SSgA"). As a matter of administrative convenience, this Agreement is entered into by and between SSgA and the Adviser with respect to multiple Funds of the Lincoln Variable Insurance Products Trust (the "Trust"), which is a registered investment company registered under the Investment Company Act of 1940, as amended and is listed in Schedule A hereto (each referred to herein as the "Fund" or collectively as the "Funds"). Nevertheless, this Agreement shall be construed to constitute a separate Agreement on behalf of each such Fund.

     WHEREAS, the Adviser desires to appoint Sub-Adviser to provide the investment advisory services to the Fund, and Sub-Adviser is willing to serve the Fund in such capacity.

     In consideration of the mutual covenants and for the mutual consideration contained herein, the parties agree as follows:

1.   APPOINTMENT OF SSGA.

     SSgA undertakes to provide the services described in Section 2 below in connection with the Adviser's management of the Funds, subject to the supervision of the Board of Trustees of the Trust and the direction and control of the Adviser. SSgA will be an independent contractor and will have no authority to act for or represent the Trust or Advisor in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.   SERVICES TO BE RENDERED BY SSGA TO THE FUND.

     (a) SSgA will provide the Adviser the following information and services as may be requested by the Adviser from time to time: (i) provide an overview of the past market performance of the Funds on at least an annual basis, and (ii) suggest changes to the asset allocations within the Funds in both weights and exposures consistent with the performance objective, specifications and restrictions specified by the Adviser. SSgA shall have no obligation to perform any other services in connection with management of the Funds.

     (b) SSgA and the Adviser acknowledge that SSgA is not providing discretionary investment advice to the Funds, and the Adviser is solely responsible for the implementation of the Funds' investment program.

     (c) SSgA, at its expense, will furnish all necessary investment, administrative, and management staff (including salaries of personnel), facilities, and equipment necessary for it to execute its obligations under this Agreement.


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     (d) SSgA shall furnish the Adviser and the Board of Trustees with such information and reports regarding asset allocation within the Funds as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. SSgA shall make its officers and employees available from time to time, including attendance at Board of Trustees Meetings, at such reasonable times as the parties may agree to consult with the Adviser or the Board of Trustees regarding the investment affairs of the Fund.

     (e) SSgA shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

     (f) The Sub-Adviser shall assist the Fund in developing disclosure for the use in the Fund's Regulatory Filings, including, without limitation, providing disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Code of Ethics, firm description, investment strategies and techniques, and proxy voting policies. SSgA shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information shall include, without limitation, certifications regarding the Sub-Adviser's compliance with the Code of Ethics of the Sub-Adviser and the Trust. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

3.   OTHER AGREEMENTS.

     The services provided by SSgA under this Agreement are not to be deemed exclusive, and SSgA shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.   COMPENSATION.

     No compensation shall be paid under this Agreement.

5.   REPRESENTATIONS.

     (a) Representations of the Adviser. The Adviser represents, warrants and
         ------------------------------
agrees that the Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to


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enter into and perform the services contemplated by this Agreement ; and (v)
will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Representations of SSgA. SSgA represents, warrants and agrees as
         -----------------------
follows: SSgA (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement;
(iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement ; and (v) will promptly notify the Trust and Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment company pursuant to Section 9(a) of the 1940 Act otherwise.

6.   AUTOMATIC TERMINATION.

     This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

7.   EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

     (a) This Agreement shall become effective as of the date first written above and shall continue in effect for an initial period of two years from the date hereof and then annually thereafter, only so long as continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund as required by the 1940 Act; provided, however, that this Agreement may be terminated at any time without the payment of any penalty:

          (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

          (ii) by the Adviser on 60 days' written notice to SSgA; or

          (iii) by SSgA on 60 days' written notice to the Adviser.

     (b) Except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15


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of the Investment Company Act of 1940 as interpreted by the SEC or its staff)
and by the vote of a majority of the Independent Trustees.

8.   CERTAIN INFORMATION

     The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of the jurisdiction in which the Sub-Adviser is required as an investment adviser in order to perform its obligations under this agreement, (b) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify as a regulated investment company under Subchapter M of the Code (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at the law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the principal officers of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

9.   LIABILITY OF SSGA.

     Except as may otherwise be provided by the Investment Company Act of 1940 or the Investment Advisers Act of 1940, in the absence of willful misfeasance, bad faith or gross negligence on the part of SSgA, or reckless disregard of its obligations and duties hereunder, neither SSgA nor its officers, directors, employees or agents shall be subject to any liability to the Adviser, the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

10.  CONFIDENTIAL INFORMATION

     (a) SSgA will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

     (b) Notwithstanding the foregoing, SSgA shall not disclose to any third party the "non-public portfolio holdings" of the Funds, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with SSgA to keep such information confidential and to not engage in trading based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include such portfolio holdings information.

11.  USE OF SSGA NAME

     (a) The Adviser shall furnish to SSgA, prior to its use, each piece of advertising, supplemental sales literature or other promotional materials in which SSgA or any of its affiliates is named. No such material shall be used except with prior written permission of SSgA or its delegate. SSgA agrees to respond to any request for approval on a prompt and


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timely basis. Failure by SSgA to respond within ten (10) calendar days to the
Adviser shall relieve the Adviser of the obligation to obtain the prior written permission of SSgA.

     (b) SSgA may withdraw authorization for the use of its name in relation to the Funds as provided in this section upon 60 days' written notice to the Adviser, and the Adviser shall take reasonable steps to thereafter cease use of the name except for the purpose of satisfying disclosure requirements or otherwise as required by law.

12.  GOVERNING LAW.

     This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

13.  SEVERABILITY/INTERPRETATION.

     If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.  NOTICES.

     Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

     (a) If to SSgA:

     SSgA Funds Management, Inc.
     One Lincoln Street
     Boston, MA 02111
     Attn: Chief Compliance Officer

     (b) If to the Adviser:

     Lincoln Investment Advisors Corporation
     One Granite Place
     Concord, NH 03301
     Attn: Craig Moreshead


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15.  CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

16.  ADV PART II RECEIPT

     Concurrent with the execution of this Agreement, SSgA is delivering to the Adviser and to the Trust a copy of Part II of its Form ADV, as revised, on file with the SEC. The Adviser and the Trust hereby acknowledge receipt of such copy.

     IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.


                                         LINCOLN INVESTMENT ADVISORS CORPORATION


                                         /s/  Daniel R. Hayes
                                         ---------------------------------------
                                         Name:  Daniel R. Hayes
                                         Title: President


                                         SSGA FUNDS MANAGEMENT, INC.


                                         /s/  James E. Ross
                                         ---------------------------------------
                                         Name: James E. Ross
                                         Title: President

Accepted and agreed to as of the day and year first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of the Funds Listed in Schedule A


/s/ Daniel R. Hayes
--------------------------------------------
Name: Daniel R. Hayes
Title: President


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                                   SCHEDULE A
               FUNDS SUBJECT TO SUB-ADVISORY CONSULTING AGREEMENT

LVIP SSgA Conservative Index Allocation Fund
LVIP SSgA Moderate Index Allocation Fund
LVIP SSgA Moderately Aggressive Index Allocation Fund
LVIP SSgA Conservative Structured Allocation Fund
LVIP SSgA Moderate Structured Allocation Fund
LVIP SSgA Moderately Aggressive Structured Allocation Fund


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